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PRICING SUPPLEMENT NO. 171 DATED                       Filed Pursuant to
December 14, 1995 TO PROSPECTUS DATED                  Rule 424(b)(5)
March 29, 1994 AS AMENDED BY PROSPECTUS                File No. 33-51877
DATED October 14, 1995


                           CMS ENERGY CORPORATION

     General Term Notes (servicemark of J.W. Korth & Company), Series A
                 Due 9 Months to 25 Years from date of issue

       Except as set forth herein, the General Term Notes (servicemark of J.W. Korth & Company) offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated October 14, 1995.

Aggregate Principal Amount:               $363,000.00
Original Issue Date (Settlement Date)      December 19, 1995
Stated Maturity Date:                      December 15, 1998
Issue Price to Public:                    100.00% of Principal Amount
Interest Rate:                            6.375% Per Annum
Interest Payment Dates:                   June 15 and December 15 and
                                          semi-annually thereafter
                                          Commencing June 15, 1996
Survivor's Option:                        [ X ] Yes    [   ] No
Optional Redemption:                      [   ] Yes    [ X ] No

       Agent                              Principal Amount of Notes
                                           Solicited by Each Agent
Prudential Securities Incorporated        $284,000.00
EVEREN Securities, Inc.                   $      0.00
First of Michigan Corporation             $ 10,000.00
Roney & Co.                               $      0.00
J.W. Korth & Company                      $ 69,000.00
       Total                              $363,000.00

                                            Per Note
                                          Sold by Agents
                                           To Public           Total

Issue Price:                              $1,000.00          $363,000.00
Agent's Discount or Commission:           $    5.00          $  1,815.00
Maximum Dealer's Discount or
  Selling Concession:                     $    8.50          $  3,085.50
Proceeds to the Company:                  $  986.50          $358,099.50

CUSIP Number:   12589QHH2
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